NITSUKO AMERICA
TELECOM DIVISION

           February 18, 1998

           Mr. Mark Weitsman
           MPC Business Communication Systems
           1301 West Copans, Road, Suite F- I
           Pompano Beach, FL 33064

           Dear Mark,
           I am in receipt of your letter dated February 12, 1998.1 would like to propose the following stocking order discounts:
                                STOCKING ORDER
                                PURCH4SE LEVEL                    DISCOUNT
                                $50,000 - $74,999                    22%
                                $75,000 or Higher                    25%

            The above discounts apply to 124i / 384i, Portrait and Onyx equipment only. NVM series voice mail products are available at the following discounts:

                                SYSTEM                             DISCOUNT

                                NVM 202ex / 2000                     22%
                                NVM 2 / 22                           20%

            Although the NVM products are only available at a maximum of twenty two percent (22%) discount any NVM purchases will count towards the stocking order purchase level.

            Please contact me at (203) 926-5417 to let me know your thoughts regarding my proposal. We can implement this program immediately assuming all credit issues are in order.

            I am glad you found the meeting worth while and I look forward to speaking with you in the near future.

            Sincerely,

            Albert F. Kelley
            Vice President - Sales

4 FOREST PARKWAY, SHELTON, CONNECTICUT 06484
                                           TEL: 203-926-5400   FAX: 203-929-0535